UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION

UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 001-36104

POTBELLY CORPORATION

(Exact name of registrant as specified in its charter)

500 W Madison St. Suite 1000

Chicago, IL 60661

(312) 951-0600

(Address, including zip code, and telephone number, including area code, of the registrant’s principal executive offices)

Common Stock, $0.01 par value

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Rule 12g-4(a)(1)	☒
Rule 12g-4(a)(2)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: One.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Potbelly Corporation has duly caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: November 3, 2025
POTBELLY CORPORATION

	By:	/s/ Adiya Dixon
	Name:	Adiya Dixon
	Title:	Senior Vice President, Chief Legal Officer,
Chief Compliance Officer and Secretary